EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Numbers 33 - 65251, 333 - 16989, 333 - 63912, 333 - 101680, 333 - 130078, 333 - 130079, and 333 - 138891 on Form S-8 of our reports dated August 26, 2014, relating to the consolidated financial statements of Jack Henry & Associates, Inc. and subsidiaries, and the effectiveness of Jack Henry & Associates, Inc. and subsidiaries internal control over financial reporting, appearing in the Annual Report on Form 10-K of Jack Henry & Associates, Inc. for the year ended June 30, 2014.

/s/ DELOITTE & TOUCHE LLP
Kansas City, Missouri
August 26, 2014